SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933




                         RAVEN MOON ENTERTAINMENT, INC.
                -------------------------------------------------
               (Exact Name of Company as specified in its charter)



        Florida                    000-24727                        59-3485779
 ----------------------       -------------------                  ------------
(State of Incorporation)     (Commission File No.)                (IRS Employer
                                                                      ID Number)

                      120 International Parkway, Suite 220
                             Heathrow, Florida 32726
                     --------------------------------------
                    (Address of principal executive offices)


              AMENDED GENERAL BUSINESS AFFAIRS CONSULTING AGREEMENT
                           ---------------------------
                          (Full title of the Agreement)


                           Joey DiFrancesco, President
                         RAVEN MOON ENTERTAINMENT, INC.
                      120 International Parkway, Suite 220
                            Heathrow, Florida 32726
                      -------------------------------------
                     (Name and address of agent for service)

                   Company's telephone number: (407) 304-4764


                              CALCULATION OF REGISTRATION FEE

------------------ --------------- ---------------- ------------------- ------------------
                                      Proposed          Proposed
    Title of        Amount to be       Maximum           Maximum
 Securities to be    Registered     Offering Price      Aggregate            Amount of
   Registered                        Per Share(2)    Offering Price(2)   Registration Fee

------------------ --------------- ---------------- ------------------- ------------------
  Common Shares     45,000,000(1)       $0.01            $450,000              $50
------------------ --------------- ---------------- ------------------- ------------------

     (1) Represents the underlying shares of the Registrant's common stock, issuable upon exercise of stock options pursuant to the Agreement between Raven Moon Entertainment, Inc. and David D. Mouery, J.D., dated as of August 14, 2002, amended on December 1, 2002.

     (2) The proposed maximum offering price per share is estimated solely for purpose of calculating the registration fee in accordance with Rule 457(F)(2).

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

     Pursuant to the Note to Part I of Form S-8, the Plan Information specified by Part I is not being filed with the Securities and Exchange Commission as such information is either contained in the consulting agreement or legal services agreement between the Registrant and each of the participants or provided to each of the participants in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such consulting agreements, legal services agreements, additional information, and the information incorporated by reference into this Registration Statement pursuant to Item 3 of
Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

          a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001;

          b. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2002 June 30, 2002 and September 2002; and

          c. The Company's Current Reports on Forms 8-K subsequent to December 31, 2001, and up to and including the date of filing of this Registration Statement.

          All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

          Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

          The authorized stock of the Company consists of 800,000,000 authorized shares of Common Stock, par value $.0001 per share, approximately 482,679,517 shares of which were outstanding as of October 31, 2002, and 800,000,000 authorized shares of Preferred Stock, par value $.0001 par value, approximately 6,024,755 shares of which were outstanding as of October 31, 2002.

          Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

          All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Transfer Agent, Registrar and Warrant Agent

          The Company has appointed Florida Atlantic Stock Transfer, Inc. 7130 Nob Hill Road, Tamarac, Florida 33321, as transfer agent and registrar for the Common Stock and Preferred Stock.

ITEM 5.   Interests of Named Experts and Counsel.

          J. Bennett Grocock, counsel to the Registrant for the purpose of this Registration Statement, owns 18,500,000 common shares of the Registrant and stock options for 4,000,000 underlying shares common shares of the Registrant.

          David H. Popper, counsel to the Registrant, owns 5,000,000 common shares of the Registrant.

ITEM 6.   Indemnification of Directors and Officers.

          Registrant's Articles of Incorporation and Bylaws and the Florida Business Corporation Act provide for indemnification of directors and officers against certain liabilities. In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.


ITEM 7.   Exemption From Registration Claimed.

          Not applicable.


ITEM 8.   Exhibits.

Exhibit Number      Description
--------------      -----------

4.1 Amended General Business Affairs Consulting Agreement between Raven Moon Entertainment, Inc. and David D. Mouery, J.D., dated as of August 14, 2002, amended on December 1, 2002.

5                   Opinion of Counsel, The Business Law Group.

23.1 Consent of Richard L. Brown and Company P.A., Independent Certified Public Accountants.

23.2                Consent of The Business Law Group (Included in Exhibit 5).

ITEM 9.   Undertakings

          1. The Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on this 19th day of February, 2003.

                                            RAVEN MOON ENTERTAINMENT, INC.


                                            By:  /s/  Joey DiFrancesco
                                               --------------------------------
                                                      Joey DiFrancesco, CEO


          In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                         TITLE                                DATE

/s/  Joey DiFrancesco             President, Director                  2/19/03
-----------------------------     (Principal Executive Officer         -------
     Joey DiFrancesco             and Principal Financial Officer)



/s/  Bernadette DiFrancesco       Vice President, Secretary            2/19/03
-----------------------------     and Director                         -------
     Bernadette DiFrancesco


/s/  Stephen Chrystie             Director                             2/19/03
-----------------------------                                          -------
     Stephen Chrystie


/s/  Anthony E. Arcari            Director                             2/19/03
-----------------------------                                          -------
     Anthony E. Arcari


/s/  Norman Weinstock             Director                             2/19/03
-----------------------------                                          -------
     Norman Weinstock

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         RAVEN MOON ENTERTAINMENT, INC.
               (Exact name of Issuer as specified in its charter)

                                  EXHIBIT INDEX


Exhibit Number      Description
--------------      -----------

4.1 Amended General Business Affairs Consulting Agreement between Raven Moon Entertainment, Inc. and David D. Mouery, J.D., dated as of August 14, 2002, amended on December 1, 2002.

5                   Opinion of Counsel, The Business Law Group.

23.1 Consent of Richard L. Brown and Company P.A., Independent Certified Public Accountants.

23.2                Consent of The Business Law Group (Included in Exhibit 5).